EXHIBIT 10.5
NONCOMPETITION AGREEMENT
      THIS AGREEMENT, dated as of November 9, 2006 is made by and between Marc N. Casper, an individual residing at 144 Clark Road, Brookline, MA 02445 (the “Employee”), and Thermo Fisher Scientific Inc., a Delaware corporation whose principal offices are located at 81 Wyman Street, Waltham, Massachusetts 02454 (“Employer”).
      WHEREAS, Employer, including its subsidiaries and affiliates, is the world leader in the manufacture, development and distribution of scientific and diagnostic instruments, equipment, supplies, workstations and chemicals used by clinical and research laboratories, universities and other life and health sciences customers, as well as diagnostic instruments, test materials and related products for clinical laboratories; and teaching aids for science education. In addition, Employer is a leading supplier of occupational health and safety products and maintenance, repair and operating materials. Employer is also a pioneer in the development of electronic and internet purchasing, marketing and distribution systems.
      WHEREAS, Employer has developed and continues to develop and use certain trade secrets, customer lists and other proprietary and confidential information and data, which Employer has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such proprietary and confidential information and to promote and increase its good will.
      NOW, THEREFORE, in consideration of Employee’s continued employment by Employer or a subsidiary or affiliate thereof, and Employee’s compensation, in particular additional valuable consideration including, but not limited to the items listed on Exhibit A attached hereto, the receipt of which is conditioned, at least in part, upon Employee’s execution and delivery of this Agreement, Employee understands and agree to the following:
      Section 1. Employee recognizes and acknowledges that it is essential for the proper protection of the Employer’s legitimate business interests that Employee be restrained for a reasonable period following the termination of Employee’s employment with the Employer, either voluntarily or involuntarily, from competing with Employer as set forth below.
      Employee acknowledges and agrees that during the term of Employee’s employment with Employer, and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, engage, participate or invest in or be employed by any of the companies listed on Exhibit B attached hereto within the Restricted Area, as defined below, all of which are deemed by the Employer and the Employee to be competitors of the Employer. The foregoing restrictions shall apply regardless of the capacity in which Employee engages, participates or invests in or is employed by a given business, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise. In the event that after the date hereof any of the companies listed on Exhibit B is acquired by or is merged with a company not listed on Exhibit B, thenExhibit B shall be deemed to be amended to include the name of the acquirer or the successor to the listed company. After the date hereof, Employer may amend Exhibit B by written notice to Employee delivered within thirty (30) days following Employer’s acquisition of a company after the date hereof, to add a competitor of such acquired company, and provided that such competitor has annual revenues at that time of at least $300 million. The previous sentence notwithstanding, in the event that after the date hereof, the Employer is acquired by a third party, the right of the Employer or its successor to add competitors to Exhibit B pursuant to the previous sentence shall terminate upon the closing of the acquisition of Employer.
      “Restricted Area” shall mean each state and territory of the United States of America and each country of the world outside of the United States of America in which Employer had developed, marketed, sold and/or distributed its products and/or services within the last two (2) years of Employee’s employment.
      Section 2. During the term of Employee’s employment with Employer and for a period of twelve (12) months after termination of the Employee’s employment with the Employer for any reason, Employee will not: (i) employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, any employee(s) of the Employer to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any; and/or (ii) on behalf of any of the companies listed on Exhibit B attached hereto, solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, service, or contact any person or entity which is or was, within the two (2) years prior to Employee’s termination of employment with Employer, a customer or client of Employer, for purposes of marketing, offering or selling a product or service competitive with Employer.
      Section 3. For the period of twelve (12) months immediately following the end of Employee’s employment by Employer, Employee will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.
      Section 4. Employee understands and agrees that the provisions of this section shall not prevent Employee from acquiring or holding publicly traded stock or other publicly traded securities of a business, so long as Employee’s ownership does not exceed 1% percent of the outstanding securities of such company of the same class as those held by Employee or from engaging in any activity or having an ownership interest in any business that is reviewed by the Board of Directors of Employer.
      Section 5. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer’s legitimate business interests. However, if in any judicial proceeding a court refuses to enforce this Agreement, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of Employer, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
      Section 6. Employee further acknowledges and agrees that it would be difficult to measure any damages caused to Employer which might result from any breach by Employee of any of the promises set forth in this Agreement, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee acknowledges and agrees that if he or she breaches or threatens to breach, any portion of this Agreement, Employer shall be entitled, in addition to all other remedies that it may have: (i) to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Employer; and (ii) if Employee fails substantially to cure such breach within thirty (30) days following Executive’s receipt of written notice thereof from Employer, and if a final, non-appealable order is entered by a court of competent jurisdiction holding Employee liable for a breach of a material portion of this Agreement, to be relieved of any obligation to provide any further payment or benefits to Employee or Employee’s dependents.
      Section 7. The parties acknowledge and agree that should it become necessary for either party to file suit to enforce the covenants contained herein, the prevailing party in such suit shall be entitled to recover his or its reasonable costs incurred in conducting the suit including, but not limited, to reasonable attorneys’ fees and expenses.
      Section 8. The Employee acknowledges and agrees that this Agreement does not constitute a contract of employment and does not imply that Employer or any of its subsidiaries will continue the Employee’s employment for any period of time.
      Section 9. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.
      Section 10. This Agreement cannot be modified, amended or changed, nor may compliance with any provision hereof be waived, except by an instrument in writing executed by the party against whom enforcement of such modification, amendment, change or waiver is sought. Any waiver by a party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict compliance with any provision of this Agreement at any time shall not deprive such party of the right to insist upon strict compliance with such provision at any other time or of the right to insist upon strict compliance with any other provision hereof at any time.
      Section 11. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed as follows:
      If to Employer:
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, Massachusetts 02454
Attention: General Counsel

      If to the Employee, at the address set forth above, with a copy to:
Funkhouser Vegosen Liebman & Dunn Ltd.
55 West Monroe Street, Suite 2300
Chicago, Illinois 60603
Attention: James F. Groth
or to such other address as any party hereto may designate in writing to the other party, specifying a change of address for the purpose of this Agreement.
      Section 12. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      Section 13. This Agreement shall be construed and interpreted in accordance with, and shall be governed exclusively by, the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.
      Section 14. This Agreement shall become null and void in the event that the Executive Severance Agreement between the Employer and Employee dated November 19, 2003, as amended by Amendment No. 1 dated November 9, 2006, is not renewed on its expiration date on terms at least as favorable to Employee as currently provided in such agreement.
      Section 15. The Employer shall reimburse the Employee for legal fees incurred in the negotiation and preparation of this Agreement and the other amendments and agreements being executed contemporaneously herewith.
      Section 16. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND HAS HAD ADEQUATE TIME AND OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S OWN CHOOSING REGARDING THE MEANING OF THE TERMS AND CONDITIONS CONTAINED HEREIN, AND THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE FULLY UNDERSTANDS THE CONTENT AND EFFECT OF THIS AGREEMENT AND AGREES TO ALL OF THE PROVISIONS CONTAINED HEREIN.
      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE:	THERMO FISHER SCIENTIFIC INC.

/s/ Marc N. Casper	By:	/s/ Steve Sheehan

Marc N. Casper	Name: Steve Sheehan
Title: Senior Vice President, Human Resources

EXHIBIT A
(1)	Founders’ Stock Option Grant. Employee shall receive nonqualified stock options to purchase 251,900 shares of Thermo Fisher Scientific Inc. Common Stock pursuant to the Thermo Fisher Scientific Inc. 2005 Equity Incentive Plan, as amended and restated on November 9, 2006, on the terms set forth in the Stock Option Agreement attached hereto as Exhibit A-1.

(2)	Restricted Stock Award. Employee shall receive an award of 21,600 restricted shares of Thermo Fisher Scientific Inc. Common Stock pursuant to the Thermo Fisher Scientific Inc. 2005 Equity Incentive Plan, as amended and restated on November 9, 2006, on the terms set forth in the Restricted Stock Agreement attached hereto as Exhibit A-2.

(3)	Performance Restricted Stock Award. Employee shall receive an award of 21,600 performance restricted shares of Thermo Fisher Scientific Inc. Common Stock pursuant to the Thermo Fisher Scientific Inc. 2005 Equity Incentive Plan, as amended and restated on November 9, 2006, on the terms set forth in the Performance Restricted Stock Agreement attached hereto as Exhibit A-3.

(4)	Amendment to Executive Severance Agreement. Employer and Employee agree to amend the Employee’s Executive Severance Agreement dated November 19, 2003 to provide that if the Employee’s service with Employer is terminated without “cause” (as that term is defined in the Executive Severance Agreement), Employee shall be entitled to receive a lump sum payment equal to two times Employee’s annual salary and target bonus as of the date of the termination of Employee’s service. Attached hereto as Exhibit A-4 is Amendment No. 1 to Employee’s Executive Severance Agreement.

(5)	Term Life Insurance Policy. Employer shall use its commercial best efforts to obtain a term life insurance policy on the life of Employee providing for a death benefit of at least $3,000,000 payable to a beneficiary or beneficiaries designated by the Employee. The premiums for such policy will be paid by the Employer for so long as Employee serves as an employee, officer, director or consultant of Employer or any of its subsidiaries. Upon the termination of Employee’s service, Employer agrees to transfer the policy to a party designated by Employee, subject to applicable laws or regulations.

EXHIBIT B
List of Competitors
Agilent Technologies, Inc.
Applera Corp. / Applied Bio
Becton Dickinson & Co.
Bio Rad Labs, Inc.
Brucker Biosciences Corp.
Invitrogen Corp.
Millipore Corp.
Mettler Toledo International
Perkin Elmer, Inc.
Qiagen N V
Sigma Aldrich Corp.
VWR
Varian, Inc.
Waters Corp.